Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces First Quarter 2015 Financial Results;
Declares Quarterly Dividend
Indiana, PA, April 28, 2015 - First Commonwealth Financial Corporation (NYSE: FCF) today announced financial results for the first quarter of 2015.
First Quarter 2015 Highlights
Profitability

•	Improvement in return on average assets, return on average equity, earnings per share, net interest margin and efficiency compared to the prior quarter and the prior year
Net Income

•	First quarter net income improved to $14.2 million, or $0.16 diluted earnings per share. Net income was impacted by the following items:

◦	Net interest income improved due to an increase in asset yields, reduction in funding costs and a special Federal Home Loan Bank (FHLB) dividend of $1.0 million;

◦	Net interest margin expanded 13 basis points to 3.35% as compared to the linked quarter, of which seven basis points were attributable to the FHLB dividend;

◦	Asset quality continued to improve, with nonperforming loans decreasing $6.0 million, or 10.9%, compared to the prior quarter and the provision for loan losses declining to $1.2 million; and

◦	Noninterest income, excluding net securities gains, increased $0.7 million, or 5.2%, over the linked quarter, driven by a 23% increase in insurance and retail brokerage commissions.

“Our performance in the first quarter is largely built upon the foundation established through our 2014 strategic initiatives, including our systems conversion, mortgage launch, corporate banking expansion into Northeast Ohio and the acquisition of an insurance agency,” stated T. Michael Price, President and Chief Executive Officer.  “Our management of expenses has remained disciplined, and we continue to realize savings as a result of the conversion. At the same time, we have maintained our momentum in growing average loans, and we have seen encouraging movement in our net interest margin.”

Financial Summary

(dollars in thousands,
except per share data)	March 31,	December 31,	March 31,
	2015	2014	2014
Net Income	$14,221	$7,729	$12,300
Diluted earnings per share	$0.16	$0.08	$0.13
Return on average assets	0.91%	0.48%	0.80%
Return on average equity	8.03%	4.26%	6.97%
Efficiency Ratio	64.2%	78.45%	64.98%
Net Interest Margin (FTE)	3.35%	3.22%	3.33%

Financial Results Summary
For the three months ended March 31, 2015, net income was $14.2 million, or $0.16 diluted earnings per share, compared to net income of $7.7 million, or $0.08 diluted earnings per share, in the fourth quarter of 2014 and net income of $12.3 million, or $0.13 diluted earnings per share, in the first quarter of 2014. The increase in net income compared to the fourth quarter of 2014 was driven by a decrease in the provision for credit losses of $1.4 million, an increase in net interest income of $1.0 million, an increase in noninterest income, excluding net securities gains, of $0.7 million and a decrease in noninterest expense of $7.5 million. The decrease in noninterest expense is primarily a result of nonrecurring expenses in the prior quarter that included a legal contingency reserve and a building donation to a local university, which were offset by a partial recovery of a previous external fraud loss.

Return on average assets and return on average equity were 0.91% and 8.03%, respectively, for the first quarter of 2015, as compared to 0.80% and 6.97% in the first quarter of 2014.

Net Interest Income and Net Interest Margin
First quarter 2015 net interest income, on a fully taxable-equivalent basis, increased by $1.0 million to $48.0 million, as compared to $47.0 million in the fourth quarter of 2014. The increase from the prior quarter was primarily the result of a 13 basis point increase in the net interest margin to 3.35%. The yield on interest-earning assets improved by 11 basis points, of which seven basis points was attributable to a special FHLB dividend of $1.0 million. A two basis point decline in funding costs and a $20.9 million increase in average interest-earning assets also contributed to the improvement in net interest income.
As compared to the first quarter of 2014, net interest income, on a fully taxable-equivalent basis, increased by $1.5 million. The net interest margin of 3.35% in the first quarter of 2015 was two basis points higher than in the first quarter of 2014 due to the aforementioned $1.0 million FHLB special dividend, a $159.6 million, or 2.8%, increase in average interest-earning assets and a nine basis point decline in funding costs, partially offset by a six basis point decline in the yield on interest-earning assets between the periods.
Based on average balances, loan growth for the first quarter of 2015 was $48.2 million over the prior quarter and $170.9 million over the year-ago quarter. The fourth quarter average loan balance did not reflect a substantial amount of loans booked toward the end of the quarter. End of period loan balances declined by $16.3 million from December 31, 2014 to March 31, 2015, as growth in commercial loans was more than offset by declines in direct installment loan balances.
Average deposits decreased $95.1 million in the first quarter of 2015 from the prior quarter and $290.8 million from the same year-ago quarter, partially due to the intentional runoff of higher-cost brokered time deposits in favor of more cost-effective short-term borrowings. Average brokered time deposits decreased by $79.9 million in the first quarter of 2015 and $174.1 million from the year-ago quarter. As a result, average short-term borrowings increased $129.5 million from the prior quarter and $488.1 million over the year-ago period. Average noninterest-bearing demand deposits increased $7.0 million as compared to the prior quarter and $106.2 million from the year-ago quarter. Noninterest-bearing demand deposits currently comprise 24.2% of total deposits. Average interest-bearing demand and savings deposits decreased $56.3 million from the year-ago period, but increased $25.7 million from the prior quarter.
Credit Quality
The provision for credit losses totaled $1.2 million for the three months ended March 31, 2015, a decrease of $1.4 million as compared to the prior quarter and a decrease of $2.1 million from the same quarter last year.
At March 31, 2015, nonperforming loans were $49.2 million, a decrease of $6.0 million from December 31, 2014 and a decrease of $7.0 million from March 31, 2014. Nonperforming loans as a percentage of total loans were 1.11%, 1.24% and 1.32% for the periods ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.
During the first quarter of 2015, net charge-offs were $6.5 million, compared to $1.3 million in the prior quarter and $3.0 million in the first quarter of 2014. Net charge-offs for the quarter included $3.1 million for a loan to an energy company that was classified as nonaccrual during the third quarter of 2013. A loan loss reserve of $2.4 million had been previously set aside for this credit. Also included in net charge-offs in the first quarter of 2015 was a $1.2 million write-down on a nonaccrual loan to an equipment distributor, and the remaining outstanding balance of $3.0 million for this credit was transferred to loans held for sale. A loan loss reserve of $2.7 million had been set aside for this credit. There were no significant individual charge-offs in the fourth and first quarters of 2014.
The allowance for credit losses was $46.7 million at March 31, 2015, and as a percentage of total loans outstanding was 1.05%, 1.17% and 1.28% for March 31, 2015, December 31, 2014 and March 31, 2014, respectively. General reserves as a percentage of non-impaired loans were 0.98%, 0.97% and 1.05% for March 31, 2015, December 31, 2014 and March 31, 2014, respectively.
Other real estate owned (OREO) acquired through foreclosure was $7.0 million at March 31, 2015 as compared to $7.2 million at December 31, 2014 and $10.1 million at March 31, 2014. There were no significant additions to OREO in the first quarter of 2015.

Noninterest Income
Noninterest income, excluding net securities gains, increased $0.7 million, or 5.2%, in the first quarter of 2015 as compared to the prior quarter and decreased $0.8 million, or 5.6%, compared to the same quarter last year. The increase from the prior quarter is primarily the result of an increase of $0.6 million in commercial loan swap-related revenues included in other income and a $0.4 million increase in insurance and retail brokerage commissions due to increased production and our recent agency acquisition, offset by a decrease of $0.3 million in service charges on deposit accounts. The decrease from the prior-year period of $0.8 million is primarily related to decreases of $0.5 million in service charges on deposit accounts and a prior period gain of $1.2 million from the sale of our registered advisory business in the first quarter of 2014, offset by a $0.8 million increase in insurance and retail brokerage commissions due to increased production and our recent agency acquisition. Service charges on deposit accounts were down primarily due to lower fees for overdrafts and insufficient funds.
There were $0.1 million in securities gains in the first quarter of 2015 related to the liquidation of a trust preferred security. During the fourth quarter of 2014, a gain of $0.5 million was recognized as the result of a recovery on a trust preferred security.
Noninterest Expense
Noninterest expense decreased $7.5 million in the first quarter of 2015 from the prior quarter and remained flat as compared to the first quarter of 2014. The decrease compared to the linked quarter is primarily attributable to the aforementioned $8.6 million legal reserve and $0.7 million building donation to a local university in the fourth quarter of 2014, which were partially offset by a $2.1 million external fraud recovery in the fourth quarter of 2014. Other improvements compared to the prior quarter included $0.3 million less in collection and repossession expense, $0.3 million less in professional fees and services and a sales tax refund of $0.3 million included in other operating expense. These improvements in expense in the first quarter were offset by an increase of $0.8 million in occupancy expense due to higher snow removal and utilities, a $0.8 million increase in debit card fraud losses primarily due to large merchant breaches reported in the fourth quarter of 2014, and a $0.3 million increase in reserves for unfunded loan commitments that is included in other operating expenses.
Changes in the composition of noninterest expense in the first quarter of 2015 as compared to the first quarter of 2014 included improvements of $2.4 million in IT conversion-related expenses that were incurred in the first quarter of 2014, a decrease of $0.6 million in furniture and equipment expense related to less software/hardware maintenance and programming post conversion, and a sales tax refund of $0.3 million included in other operating expense in the first quarter of 2015. Also affecting the comparison of the periods was a partial recovery of $0.9 million for a 2012 external fraud loss in the prior year period. Increases in expense compared to the year-ago period included $0.9 million in salaries and benefits (due in part to the launch of our mortgage initiative and the acquisition of an insurance agency), $0.4 million in occupancy expense due to higher snow removal and utilities, as well as a $0.8 million increase in debit card fraud losses primarily due to large merchant breaches reported in the fourth quarter of 2014, and a $0.8 million increase in reserves for unfunded loan commitments included in other operating expenses.

Full time equivalent staff declined to 1,299 at March 31, 2015 from 1,333 at March 31 2014. The decrease is primarily attributable to staff reductions as a result of the completion of our IT systems conversion and reductions in our branch network, offset by the recent launch of our mortgage initiative and the acquisition of an insurance agency.
The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (which consists of net interest income on a fully taxable equivalent basis plus total noninterest income, excluding net securities gains), was 64.20% and 64.98% for the three months ended March 31, 2015 and 2014, respectively.
Dividends and Capital
First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.07 per share, which is payable on May 22, 2015 to shareholders of record as of May 8, 2015. This dividend represents a 3.1% projected annual yield utilizing the April 27, 2015 closing market price of $8.90.
On January 27, 2015, First Commonwealth’s Board of Directors authorized an additional $25.0 million common stock repurchase program, under which the corporation repurchased 2,171,403 shares at an average price of $8.57 per share in the first quarter, totaling $18.6 million.
First Commonwealth’s capital ratios for Total, Tier I, Leverage and Common Equity Tier I at March 31, 2015 were 12.3%, 11.4%, 9.9% and 10.1%, respectively. Our current capital levels meet the fully-phased in Basel III capital requirements issued by the U.S. bank regulators.
Conference Call
First Commonwealth will host a quarterly conference call to discuss its financial results for the first quarter 2015 on Wednesday, April 29, 2015 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-877-353-0037 or through the company’s web page, http://www.fcbanking.com/InvestorRelations. A replay of the call will be available approximately two hours following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation, headquartered in Indiana, Pennsylvania, is a financial services company with $6.3 billion in total assets, 110 banking offices in 15 counties throughout western and central Pennsylvania, and a Corporate Banking Business Center in northeast Ohio.  First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency.
Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control. Factors that could cause actual results, performance or achievements to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national and international economic conditions and the impact they may have on First Commonwealth and its customers; (2) volatility and disruption in national and international financial markets; (3) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; (4) inflation, interest rate, commodity price, securities market and monetary fluctuations; (5) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which First Commonwealth must comply; (6) the soundness of other financial institutions; (7) political instability; (8) impairment of First Commonwealth’s goodwill or other intangible assets; (9) acts of God or of war or terrorism; (10) the timely development and acceptance of new products and services and perceived overall value of these products and services by users; (11) changes in consumer spending, borrowings and savings habits; (12) changes in the financial performance and/or condition of First Commonwealth’s borrowers; (13) technological changes; (14) acquisitions and integration of acquired businesses; (15) First Commonwealth’s ability to attract and retain qualified employees; (16) changes in the competitive environment in First Commonwealth’s markets and among banking organizations and other financial service providers; (17) the ability to increase market share and control expenses; (18) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (19) the reliability of First Commonwealth’s vendors, internal control systems or information systems; (20) the costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals; and (21) other risks and uncertainties described in the reports that First Commonwealth files with the Securities and Exchange Commission, including its most recent Annual Report on Form 10‐K. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Contact:
Investor Relations:
Ryan M. Thomas
Vice President / Finance and Investor Relations
724-463-1690
RThomas1@fcbanking.com
###

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
SUMMARY RESULTS OF OPERATIONS
Net interest income (FTE)(1)	$47,990	$46,978	$46,468
Provision for credit losses	1,159	2,575	3,231
Noninterest income	14,191	13,887	14,920
Noninterest expense	39,854	47,359	39,887
Net income	14,221	7,729	12,300

Earnings per common share (diluted)	$0.16	$0.08	$0.13

KEY FINANCIAL RATIOS
Return on average assets	0.91%	0.48%	0.80%
Return on average shareholders' equity	8.03%	4.26%	6.97%
Efficiency ratio(2)	64.20%	78.45%	64.98%
Net interest margin (FTE)(1)	3.35%	3.22%	3.33%

Book value per common share	$7.95	$7.81	$7.61
Tangible book value per common share(4)	6.13	6.03	5.90
Market value per common share	9.00	9.22	9.04
Cash dividends declared per common share	0.07	0.07	0.07

ASSET QUALITY RATIOS
Nonperforming loans as a percent of end-of-period loans (5)	1.11%	1.24%	1.32%
Nonperforming assets as a percent of total assets (5)	0.89%	0.99%	1.08%
Net charge-offs as a percent of average loans (annualized)	0.59%	0.12%	0.28%
Allowance for credit losses as a percent of nonperforming loans (6)	101.09%	94.21%	96.98%
Allowance for credit losses as a percent of end-of-period loans (6)	1.05%	1.17%	1.28%

CAPITAL RATIOS
Shareholders' equity as a percent of total assets	11.3%	11.3%	11.5%
Tangible common equity as a percent of tangible assets (3)	8.9%	8.9%	9.2%
Leverage Ratio	9.9%	9.9%	10.0%
Risk Based Capital - Tier I	11.4%	11.7%	12.4%
Risk Based Capital - Total	12.3%	12.8%	13.6%
Common Equity Tier I	10.1%	10.4%	11.0%

(5) - Includes held for sale loans.
(6) - Excludes held for sale loans.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
INCOME STATEMENT
Interest income	$51,085	$50,420	$50,506
Interest expense	3,913	4,267	4,915
Net Interest Income	47,172	46,153	45,591
Taxable equivalent adjustment(1)	818	825	877
Net Interest Income (FTE)	47,990	46,978	46,468
Provision for credit losses	1,159	2,575	3,231
Net Interest Income after Provision for Credit Losses (FTE)	46,831	44,403	43,237

Net securities gains	105	500	—
Trust income	1,421	1,413	1,435
Service charges on deposit accounts	3,318	3,629	3,792
Insurance and retail brokerage commissions	2,195	1,779	1,395
Income from bank owned life insurance	1,354	1,371	1,369
Gain on sale of assets	663	508	1,581
Card related interchange income	3,418	3,602	3,366
Other income	1,717	1,085	1,982
Total Noninterest Income	14,191	13,887	14,920

Salaries and employee benefits	21,892	22,038	21,044
Net occupancy expense	3,911	3,150	3,506
Furniture and equipment expense (7)	2,680	2,762	5,330
Data processing expense	1,438	1,531	1,468
Pennsylvania shares tax expense	794	994	711
Intangible amortization	156	101	178
Collection and repossession expense	511	813	709
Other professional fees and services	930	1,209	1,024
FDIC insurance	1,059	1,028	1,049
Litigation and operational losses (recoveries)	1,000	7,059	(689)
Loss on sale or write-down of assets	262	354	435
Conversion related expenses (8)	—	112	354
Other operating expenses	5,221	6,208	4,768
Total Noninterest Expense	39,854	47,359	39,887

Income before Income Taxes	21,168	10,931	18,270
Taxable equivalent adjustment(1)	818	825	877
Income tax provision	6,129	2,377	5,093
Net Income	$14,221	$7,729	$12,300

Shares Outstanding at End of Period	89,656,007	91,723,028	94,223,883
Average Shares Outstanding Assuming Dilution	90,889,035	91,598,411	94,568,059

(7) - Includes $2.1 million of accelerated depreciation expense related to the technology conversion for the three month period ended
March 31, 2014.
(8) - Does not include accelerated depreciation expense described in Note 7.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	March 31,	December 31,	March 31,
	2015	2014	2014
BALANCE SHEET (Period End)
Assets
Cash and due from banks	$62,161	$72,276	$82,327
Interest-bearing bank deposits	3,124	2,262	9,087
Securities available for sale, at fair value	1,316,361	1,354,364	1,385,086
Securities held to maturity, at amortized cost	30,253	—	—
Loans held for sale	5,892	2,502	—

Loans	4,437,601	4,457,308	4,252,213
Allowance for credit losses	(46,697)	(52,051)	(54,506)
Net loans	4,390,904	4,405,257	4,197,707

Goodwill and other intangibles	162,937	163,094	160,504
Other assets	360,210	360,530	374,686
Total Assets	$6,331,842	$6,360,285	$6,209,397

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits	$1,039,929	$989,027	$966,956

Interest-bearing demand deposits	73,112	81,851	91,399
Savings deposits	2,462,986	2,402,288	2,474,923
Time deposits	717,722	842,345	1,114,539
Total interest-bearing deposits	3,253,820	3,326,484	3,680,861

Total deposits	4,293,749	4,315,511	4,647,817

Short-term borrowings	1,125,520	1,105,876	572,965
Long-term borrowings	136,491	161,626	216,435
Total borrowings	1,262,011	1,267,502	789,400

Other liabilities	63,222	61,127	55,397
Shareholders' equity	712,860	716,145	716,783
Total Liabilities and Shareholders' Equity	$6,331,842	$6,360,285	$6,209,397

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended
	March 31,	Yield/	December 31,	Yield/	March 31,	Yield/
	2015	Rate	2014	Rate	2014	Rate
NET INTEREST MARGIN

Assets
Loans (FTE)(1)	$4,478,240	3.92%	$4,430,036	3.89%	$4,307,373	4.14%
Securities and interest bearing bank deposits (FTE)(1)	1,339,682	2.60%	1,367,020	2.26%	1,350,917	2.22%
Total Interest-Earning Assets (FTE)(1)	5,817,922	3.62%	5,797,056	3.51%	5,658,290	3.68%
Noninterest-earning assets	540,469		546,385		564,689
Total Assets	$6,358,391		$6,343,441		$6,222,979

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,501,145	0.10%	$2,475,405	0.10%	$2,557,406	0.10%
Time deposits	789,272	0.77%	917,056	0.83%	1,130,062	1.03%
Short-term borrowings	1,141,098	0.34%	1,011,612	0.33%	653,045	0.29%
Long-term borrowings	147,389	2.22%	174,288	1.98%	216,503	1.76%
Total Interest-Bearing Liabilities	4,578,904	0.35%	4,578,361	0.37%	4,557,016	0.44%
Noninterest-bearing deposits	1,002,498		995,508		896,286
Other liabilities	58,674		49,407		53,563
Shareholders' equity	718,315		720,165		716,114
Total Noninterest-Bearing Funding Sources	1,779,487		1,765,080		1,665,963
Total Liabilities and Shareholders' Equity	$6,358,391		$6,343,441		$6,222,979

Net Interest Margin (FTE) (annualized)(1)		3.35%		3.22%		3.33%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	March 31,	December 31,	March 31,
	2015	2014	2014
ASSET QUALITY DETAIL
Nonperforming Loans:
Loans on nonaccrual basis	$24,587	$25,715	$33,353
Troubled debt restructured loans held for sale on nonaccrual basis	3,011	—	—
Troubled debt restructured loans on nonaccrual basis	8,978	16,952	12,327
Troubled debt restructured loans on accrual basis	12,630	12,584	10,523
Total Nonperforming Loans	$49,206	$55,251	$56,203
Other real estate owned ("OREO")	7,025	7,197	10,080
Repossessions ("Repo")	417	432	544
Total Nonperforming Assets	$56,648	$62,880	$66,827
Loans past due in excess of 90 days and still accruing	$4,245	$2,619	$2,450
Classified loans	58,393	67,756	81,229
Criticized loans	122,216	140,126	147,456
Nonperforming assets as a percentage of total loans,
plus OREO and Repos	1.27%	1.41%	1.57%
Allowance for credit losses	$46,697	$52,051	$54,506

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Net Charge-offs (Recoveries):
Commercial, financial, agricultural and other	$4,880	$445	$1,516
Real estate construction	—	(871)	(169)
Commercial real estate	64	(141)	120
Residential real estate	470	637	851
Loans to individuals	1,099	1,238	632
Net Charge-offs	$6,513	$1,308	$2,950

Net charge-offs as a percentage of average loans
outstanding (annualized)	0.59%	0.12%	0.28%
Provision for credit losses as a percentage of net charge-offs	17.80%	196.87%	109.53%
Provision for credit losses	$1,159	$2,575	$3,231

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

RECONCILIATION OF NON-GAAP MEASURES

(1) Net interest income has been computed on a fully taxable equivalent basis ("FTE") using the 35% federal income tax statutory rate.
(2) Efficiency ratio is "total noninterest expense" as a percentage of total revenue. Total revenue consists of "net interest income, on a fully taxable equivalent basis," plus "total noninterest income," excluding "net impairment losses" and "net securities gains."

	March 31,	December 31,	March 31,
	2015	2014	2014

Tangible Equity:
Total shareholders' equity	$712,860	$716,145	$716,783
Less: intangible assets	162,937	163,094	160,504
Tangible Equity	549,923	553,051	556,279
Less: preferred stock	—	—	—
Tangible Common Equity	$549,923	$553,051	$556,279

Tangible Assets:
Total assets	$6,331,842	$6,360,285	$6,209,397
Less: intangible assets	162,937	163,094	160,504
Tangible Assets	$6,168,905	$6,197,191	$6,048,893

(3)Tangible Common Equity as a percentage of
Tangible Assets	8.91%	8.92%	9.20%

Shares Outstanding at End of Period	89,656,007	91,723,028	94,223,883
(4)Tangible Book Value Per Common Share	$6.13	$6.03	$5.90

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.